UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2005

DANIELSON HOLDING CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-6732	95-6021257

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

40 Lane Road Fairfield, New Jersey	07004

(Address of principal executive offices)	(Zip Code)

(973) 882-9000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 25, 2005, the Compensation Committee of the Board of Directors of Danielson Holding Corporation (“Danielson”) approved an amendment to a certain stock option agreement between Danielson and Robert S. Silberman, a director of Danielson. The amendment accelerates Mr. Silberman's right to exercise certain vested stock options that would otherwise have become exercisable on June 8, 2005, subject to his agreement not to sell any shares of Danielson’s common stock issuable upon the exercise of such stock options before June 8, 2005. The stock options, which were issued in accordance with Danielson’s Equity Award Plan for Directors, vested on December 8, 2004. The amendment accelerates the exercisability date of the options to May 25, 2005.

     The acceleration of exercisability of the options allows Mr. Silberman to participate in Danielson’s rights offering in connection with its proposed acquisition of American Ref-Fuel Holdings Corp. (“Ref-Fuel”). Under this rights offering, Danielson’s existing stockholders will be issued rights to purchase Danielson’s Common Stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s Common Stock at an exercise price of $6.00 per share for each share of Danielson’s Common Stock then held.

     A copy of the Amendment to Stock Option Agreement that effects this acceleration is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not Applicable

(c)	Exhibits

Exhibit No.	Exhibit

10.1	Amendment to Stock Option Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Date: May 26, 2005

DANIELSON HOLDING CORPORATION
(Registrant)

By: /s/ Timothy J. Simpson
Name: Timothy J. Simpson,
Title: Senior Vice President, General Counsel and Secretary

DANIELSON HOLDING CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Amendment to Stock Option Agreement.